================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 TELIGENT, INC.

                                (Name of Issuer)


                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE

                         (Title of Class of Securities)


                                   87959Y 10 3

                                 (CUSIP Number)


                                 THOMAS O. HICKS
                   C/O HICKS, MUSE, TATE & FURST INCORPORATED
                               200 CRESCENT COURT
                                   SUITE 1600
                               DALLAS, TEXAS 75201
                                 (214) 740-7300

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                                   Copies to:

                                  ERIC S. SHUBE
                             VINSON & ELKINS, L.L.P.
                           1325 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (917) 206-8005


                                December 3, 1999

             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]



                         (Continued on following pages)


================================================================================

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                               Mr. Thomas O. Hicks
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                           N/A
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                            United States
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                          3,478,258
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                     3,478,258
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                      3,478,258
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                     26.4%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   IN
------------------------------------------------------------------------------------------------------------------------

* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                        HM4 Teligent Qualified Fund, LLC
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                 Delaware
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                          2,368,817
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                     2,368,817
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                      2,368,817
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                     19.7%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   OO
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                        HMTF Equity Fund IV (1999), L.P.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                    Texas
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                          2,368,817
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                     2,368,817
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                      2,368,817
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                     19.7%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                         HM4 Teligent Private Fund, LLC
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                 Delaware
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                             16,782
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                        16,782
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                         16,782
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      0.2%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   OO
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                    HMTF Private Equity Fund IV (1999), L.P.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) |X|
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                    Texas
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                             16,782
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                        16,782
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                         16,782
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      0.2%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                          HM4/GP (1999) Partners, L.P.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                    Texas
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                          2,385,599
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                     2,385,599
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                      2,385,599
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                     19.8%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                        HM 4-EQ Teligent Coinvestors, LLC
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                 Delaware
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                             38,713
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                        38,713
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                         38,713
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      0.4%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   OO
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                       HM 4-EQ (1999) Coinvestors, L.P.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                    Texas
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                             38,713
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                        38,713
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                         38,713
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      0.4%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                       HM 4-SBS Teligent Coinvestors, LLC
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                 Delaware
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                             58,260
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                        58,260
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                         58,260
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      0.6%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   OO
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                         HM 4-SBS (1999) Coinvestors, L.P.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                    Texas
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                             58,260
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                        58,260
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                         58,260
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      0.6%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                     Hicks, Muse GP (1999) Partners IV, L.P.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) |X|
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                    Texas
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                          2,482,572
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                     2,482,572
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                      2,482,572
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                     20.4%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                         Hicks, Muse (1999) Fund IV, LLC
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                    Texas
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                          2,482,572
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                     2,482,572
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                      2,482,572
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                     20.4%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   OO
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                             HM PG-IV Teligent, LLC
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                 Delaware
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                            126,121
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                       126,121
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                        126,121
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      1.3%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   OO
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                         Hicks, Muse PG-IV (1999), C.V.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                              Netherlands
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                            126,121
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                       126,121
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                        126,121
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      1.3%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                   HM Equity Fund IV/GP Partners (1999), C.V.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                              Netherlands
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                            126,121
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                       126,121
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                        126,121
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      1.3%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                         HM GP Partners IV Cayman, L.P.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                           Cayman Islands
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                            126,121
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                       126,121
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                        126,121
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      1.3%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM Fund IV Cayman LLC
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                           Cayman Islands
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                            126,121
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                       126,121
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                        126,121
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                     1.3%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   OO
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                            HMTF Bridge Teligent, LLC
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                 Delaware
------------------------------------------------------------------------------------------------------------------------
                                      7     Sole Voting Power                                                        0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                            869,565
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                       869,565
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                        869,565
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      8.2%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   OO
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                           HMTF Bridge Partners, L.P.
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                 Delaware
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                            869,565
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                       869,565
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                        869,565
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      8.2%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   PN
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

CUSIP NO.  87959Y 10 3

------------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                            HMTF Bridge Partners, LLC
------------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group*                                                     (a) [ ]
                                                                                                               (b) [X]
------------------------------------------------------------------------------------------------------------------------
   3     SEC use only
------------------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                            OO
------------------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                       [ ]
------------------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                                    Texas
------------------------------------------------------------------------------------------------------------------------
                                      7        Sole Voting Power                                                     0
                                     -----------------------------------------------------------------------------------
   Number of Shares Beneficially      8        Shared Voting Power*                                            869,565
                                     -----------------------------------------------------------------------------------
      Owned by Each Reporting         9        Sole Dispositive Power                                                0
                                     -----------------------------------------------------------------------------------
            Person With               10       Shared Dispositive Power*                                       869,565
------------------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person**                                        869,565
------------------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                                         [ ]
------------------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)**                                                      8.2%
------------------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                                   OO
------------------------------------------------------------------------------------------------------------------------


* The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

** Assuming conversion of all 7 3/4% Series A Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Class A Common Stock of (1) any 7 3/4% Series A Convertible Preferred Stock held by others or (2) any capital stock held by other holders. See Item 5.

ITEM 1.  SECURITY AND ISSUER.

         The class of equity securities to which this Schedule 13D (this "Statement") relates is the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Teligent, Inc., a Delaware corporation (the "Issuer"). The address of the Issuer's principal executive offices is 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182.

ITEM 2.  IDENTITY AND BACKGROUND.

         (a)      Name of Person(s) Filing this Statement (the "Reporting
Persons"):

                  Mr. Thomas O. Hicks
                  HM4 Teligent Qualified Fund, LLC, a Delaware limited liability company ("Qualified LLC")
                  HMTF Equity Fund IV (1999), L.P., a Texas limited partnership ("Equity L.P.")
                  HM4 Teligent Private Fund, LLC, a Delaware limited liability company ("Private LLC")
                  HMTF Private Equity Fund IV (1999), L.P., a Texas limited partnership ("Private L.P.")
                  HM4/GP (1999) Partners, L.P., a Texas limited partnership ("HM4/GP Partners")
                  HM 4-EQ Teligent Coinvestors, LLC, a Delaware limited liability company ("4-EQ LLC")
                  HM 4-EQ (1999) Coinvestors, L.P., a Texas limited partnership ("4-EQ L.P.")
                  HM 4-SBS Teligent Coinvestors, LLC, a Delaware limited liability company ("4-SBS LLC")
                  HM 4-SBS (1999) Coinvestors, L.P., a Texas limited partnership ("4-SBS L.P.")
                  Hicks, Muse GP (1999) Partners IV, L.P., a Texas limited partnership ("Hicks GP Partners")
                  Hicks, Muse (1999) Fund IV, LLC, a Texas limited liability company ("Fund IV LLC")
                  HM PG-IV Teligent, LLC, a Delaware limited liability company ("PG-IV LLC")
                  Hicks, Muse PG-IV (1999), C.V., a limited partnership organized under the laws of the Netherlands ("PG-IV C.V.")
                  HM Equity Fund IV/GP Partners (1999), C.V., a limited partnership organized under the laws of the Netherlands ("HM Equity C.V.")
                  HM GP Partners IV Cayman, L.P., a Cayman Islands exempted limited partnership ("GP Cayman L.P.")
                  HM Fund IV Cayman LLC, an exempted Cayman Islands limited liability company ("Fund IV Cayman LLC")
                  HMTF Bridge Teligent, LLC, a Delaware limited liability company ("Bridge LLC")
                  HMTF Bridge Partners, L.P., a Delaware limited partnership ("Bridge Partners L.P.")
                  HMTF Bridge Partners, LLC, a Texas limited liability company ("Bridge Partners LLC")

         (b) - (c)

                  Mr. Thomas O. Hicks

                  Mr. Thomas O. Hicks is chief executive officer of Hicks, Muse, Tate & Furst Incorporated ("Hicks, Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole member and sole manager of Fund IV LLC, which is the sole general partner of Hicks GP Partners, which is the sole general partner of HM4/GP Partners, which is the sole general partner of each of Equity L.P. and Private L.P. Equity L.P. is the sole member of Qualified LLC, and Private L.P. is the sole member of Private LLC. Hicks GP Partners is also the sole general partner of each of 4-SBS L.P. and 4-EQ L.P. 4-SBS L.P. is the sole member of 4-SBS LLC, and 4-EQ L.P. is the sole member of 4-EQ LLC. Mr. Hicks is also the sole member of Fund IV Cayman LLC, which is the sole general partner of GP Cayman L.P., which is the sole general partner of HM Equity C.V., which is the sole general partner of PG-IV C.V. PG-IV C.V. is the sole member of PG-IV LLC. Mr. Hicks is also the sole member of Bridge Partners LLC, which is the sole general partner of Bridge Partners L.P., which is the sole member of Bridge LLC. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

                  Qualified LLC

                  Qualified LLC is a Delaware limited liability company formed to invest in the 7-3/4% Series A Convertible Preferred Stock of the Issuer (the "Preferred Stock"). The business address of Qualified LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to Equity L.P., the sole member of Qualified LLC, is set forth below.

                  Equity L.P.

                  Equity L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Equity L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Equity L.P., is set forth below.

                  Private LLC

                  Private LLC is a Delaware limited liability company formed to invest in the Preferred Stock. The business address of Private LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Private L.P., the sole member of Private LLC, is set forth below.

                  Private L.P.

                  Private L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Private L.P., is set forth below.

                  HM4/GP Partners

                  HM4/GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM4/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of HM4/GP Partners, is set forth below.

                  4-EQ LLC

                  4-EQ LLC is a Delaware limited liability company formed to invest in the Preferred Stock. The business address of 4-EQ LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-EQ L.P., the sole member of 4-EQ LLC, is set forth below.

                  4-EQ L.P.

                  4-EQ L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-EQ L.P., which also serves as its principal office, is 200

Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-EQ L.P., is set forth below.


                  4-SBS LLC

                  4-SBS LLC is a Delaware limited liability company formed to invest in the Preferred Stock. The business address of 4-SBS LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-SBS L.P., the sole member of 4-SBS LLC, is set forth below.

                  4-SBS L.P.

                  4-SBS L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-SBS L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-SBS L.P., is set forth below.

                  Hicks GP Partners

                  Hicks GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of Hicks GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of Hicks GP Partners, is set forth below.

                  Fund IV LLC

                  Fund IV LLC is a Texas limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV LLC, is set forth above.

                  PG-IV LLC

                  PG-IV LLC is a Delaware limited liability company formed to invest in the Preferred Stock. The business address of PG-IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to PG-IV C.V., the sole member of PG-IV LLC, is set forth below.

                  PG-IV C.V.

                  PG-IV C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity C.V., the sole general partner of PG-IV C.V., is set forth below.

                  HM Equity C.V.

                  HM Equity C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM Equity C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Cayman L.P., the sole general partner of HM Equity C.V., is set forth below.

                  GP Cayman L.P.

                  GP Cayman L.P. is a Cayman Islands exempted limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of GP Cayman L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV Cayman LLC, the sole general partner of GP Cayman L.P., is set forth below.

                  Fund IV Cayman LLC

                  Fund IV Cayman LLC is an exempted Cayman Islands limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV Cayman LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV Cayman LLC, is set forth above.

                  Bridge LLC

                  Bridge LLC is a Delaware limited liability company formed to invest in the Preferred Stock. The business address of Bridge LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Bridge Partners L.P., the sole member of Bridge LLC, is set forth below.

                  Bridge Partners L.P.

                  Bridge Partners L.P. is a Delaware limited partnership, the principal business of which to invest directly or indirectly in various companies. The business address of Bridge Partners L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Bridge Partners LLC, the general partner of Bridge Partners L.P., is set forth below.

                  Bridge Partners LLC

                  Bridge Partners LLC is Texas limited liability company, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of Bridge Partners LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Bridge Partners LLC, is set forth above.

         (d) None of the entities or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.


         (f) Mr. Hicks is a United States citizen.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         As more fully described in Item 6 below, on December 3, 1999, Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC, PG-IV LLC and Bridge LLC each purchased from the Issuer the number of shares of Preferred Stock set forth opposite their respective names below at the purchase price set forth opposite their respective names below.



                                 NUMBER OF
        NAME OF ENTITY           SHARES PURCHASED       PURCHASE PRICE
        --------------           ----------------       --------------
Qualified LLC                    136,207                $136,207,000
Private LLC                      965                    $965,000
4-EQ LLC                         2,226                  $2,226,000
4-SBS LLC                        3,350                  $3,350,000
PG-IV LLC                        7,252                  $7,252,000
Bridge LLC                       50,000                 $50,000,000


         Qualified LLC obtained funds for the purchase price of its shares of Preferred Stock from capital contributions provided by Equity L.P.; Equity L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         Private LLC obtained funds for the purchase price of its shares of Preferred Stock from capital contributions provided by Private L.P.; Private L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         4-EQ LLC obtained funds for the purchase price of its shares of Preferred Stock from capital contributions provided by 4-EQ L.P.; 4-EQ L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         4-SBS LLC obtained funds for the purchase price of its shares of Preferred Stock from capital contributions provided by 4-SBS L.P.; 4-SBS L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         PG-IV LLC obtained funds for the purchase price of its shares of Preferred Stock from capital contributions provided by PG-IV C.V.; PG-IV C.V. obtained such funds from capital contributions provided by its limited partners and HM Equity C.V.; HM Equity C.V. obtained such funds from capital contributions provided by its limited partners and G.P. Cayman L.P.; and G.P. Cayman L.P. obtained such funds from capital contributions provided by its limited partners and Fund IV Cayman LLC. Fund IV Cayman LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         Bridge LLC obtained funds for the purchase price of its shares of Preferred Stock from capital contributions provided by Bridge Partners L.P.; Bridge Partners L.P. obtained $1,522,780 of such funds from capital contributions provided by its general partner, Bridge Partners LLC, and its limited partners, and it obtained the remainder of the funds, $49,577,220, from a portion of a credit facility from a bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. Such funds include amounts allocated to fees and expenses. The credit facility expires on January 15, 2000 and Bridge Partners L.P. expects that at or prior to that point such credit facility will be replaced by a new credit facility. Bridge Partners L.P. intends to repay the new credit facility either with funds drawn under another new credit facility or with funds contributed by affiliates of Hicks, Muse. The terms of the credit facility are set forth in the Credit Agreement, a copy of which is filed as Exhibit 10.4 hereto, and is incorporated by reference. Bridge Partners LLC obtained the funds it contributed to Bridge Partners L.P. from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

ITEM 4.  PURPOSE OF THE TRANSACTION.

         The Reporting Persons consummated the transactions described herein in order to acquire an interest in the Issuer for investment purposes. The Reporting Persons intend to review continuously their position in the Issuer. Depending upon future evaluations of the business prospects of the Issuer and upon other developments, including, but not limited to, general economic and business conditions and stock market conditions, the Reporting Persons may retain or from time to time increase their holdings or dispose of all or a portion of their holdings, subject to any applicable legal and contractual restrictions on their ability to do so. In addition, Bridge LLC currently intends to offer to sell some or all of its shares of Preferred Stock to other affiliates of Hicks, Muse.

         In addition, the matters set forth in Item 6 below are incorporated in this Item 4 by reference as if fully set forth herein.

         Except as set forth in this Item 4 (including the matters described in Item 6 below which are incorporated in this Item 4 by reference), the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Exchange Act.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) (1) Qualified LLC is the record and beneficial owner of 136,207 shares of Preferred Stock. Assuming conversion of all such shares, Qualified LLC is the beneficial owner of 2,368,817 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as disclosed by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 (the "Most Recent 10-Q"), there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 19.7% of the outstanding shares of Class A Common Stock. As disclosed in the Most Recent 10-Q, there are 44,426,299 shares of Class B Common Stock outstanding (the "Class B Common Stock"). The Class B Common Stock, par value $0.01 per share, which is not traded on an exchange, is convertible at the option of the holder thereof at any time on a share-for-share basis into Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 136,207 shares of Preferred Stock owned of record by Qualified LLC, Qualified LLC's 136,207 shares of Preferred Stock would represent approximately 4.2% of the outstanding shares of Class A Common Stock.

                  (2) Assuming conversion of all 136,207 shares of Preferred Stock owned of record by Qualified LLC, Equity L.P., in its capacity as sole member of Qualified LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,368,817 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 19.7% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 136,207 shares of Preferred Stock owned of record by Qualified LLC, Equity L.P.'s beneficial ownership of 136,207 shares of Preferred Stock would represent approximately 4.2% of the outstanding shares of Class A Common Stock.

                  (3) Private LLC is the record and beneficial owner of 965 shares of Preferred Stock. Assuming conversion of all such shares, Private LLC is the beneficial owner of 16,782 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 0.2% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 965 shares of Preferred Stock owned of record by Private LLC, Private LLC's 965 shares of Preferred Stock would represent approximately 0.03% of the outstanding shares of Class A Common Stock.

                  (4) Assuming conversion of all 965 shares of Preferred Stock owned of record by Private LLC, Private L.P., in its capacity as sole member of Private LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 16,782 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Common Stock outstanding, represents approximately 0.2% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 965 shares of Preferred Stock owned of record by Private LLC, Private L.P.'s beneficial ownership of 965 shares of Preferred Stock would represent approximately 0.03% of the outstanding shares of Class A Common Stock.

                  (5) Assuming conversion of all 137,172 shares of Preferred Stock owned of record by Qualified LLC and Private LLC, HM4/GP Partners, in its capacity as the sole general partner of each of Equity L.P. and Private L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,385,599 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 19.8% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 137,172 shares of Preferred Stock owned of record by Qualified LLC and Private LLC, HM4/GP Partners' beneficial ownership of 137,172 shares of Preferred Stock would represent approximately 4.2% of the outstanding shares of Class A Common Stock.

                  (6) 4-EQ LLC is the record and beneficial owner of 2,226 shares of Preferred Stock. Assuming conversion of all such shares, 4-EQ LLC is the beneficial owner of 38,713 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 0.4% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 2,226 shares of Preferred Stock owned of record by 4-EQ LLC, 4-EQ LLC's 2,226 shares of Preferred Stock would represent approximately 0.1% of the outstanding shares of Class A Common Stock.

                  (7) Assuming conversion of all 2,226 shares of Preferred Stock owned of record by 4-EQ LLC, 4-EQ L.P., in its capacity as sole member of 4-EQ LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 38,713 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 0.4% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 2,226 shares of Preferred Stock owned of record by 4-EQ LLC, 4-EQ L.P.'s beneficial ownership of 2,226 shares of Preferred Stock would represent approximately 0.1% of the outstanding shares of Class A Common Stock.

                  (8) 4-SBS LLC is the record and beneficial owner of 3,350 shares of Preferred Stock. Assuming conversion of all such shares, 4-SBS LLC is the beneficial owner of 58,260 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 0.6% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 3,350 shares of Preferred Stock owned of record by 4-SBS LLC, 4-SBS LLC's 3,350 shares of Preferred Stock would represent approximately 0.1% of the outstanding shares of Class A Common Stock.

                  (9) Assuming conversion of all 3,350 shares of Preferred Stock owned of record by 4-SBS LLC, 4-SBS L.P., in its capacity as sole member of 4-SBS LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 58,260 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 0.6% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 3,350 shares of Preferred Stock owned of record by 4-SBS LLC, 4-SBS L.P.'s beneficial ownership of 3,350 shares of Preferred Stock would represent approximately 0.1% of the outstanding shares of Class A Common Stock.

                  (10) Assuming conversion of all 142,748 shares of Preferred Stock owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Hicks GP Partners, in its capacity as sole general partner of each of HM4/GP Partners, 4-EQ L.P. and 4-SBS L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,482,572 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 20.4% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 142,748 shares of Preferred Stock owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Hicks GP Partners' beneficial ownership of 142,748 shares of Preferred Stock would represent approximately 4.4% of the outstanding shares of Class A Common Stock.

                  (11) Assuming conversion of all 142,748 shares of Preferred Stock owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Fund IV LLC, in its capacity as the sole general partner of Hicks GP Partners, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,482,572 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 20.4% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 142,748 shares of Preferred Stock owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Fund IV LLC's beneficial ownership of 142,748 shares of Preferred Stock would represent approximately 4.4% of the outstanding shares of Class A Common Stock.

                  (12) PG-IV LLC is the record and beneficial owner of 7,252 shares of Preferred Stock. Assuming conversion of all such shares, PG-IV LLC is the beneficial owner of 126,121 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 1.3% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 7,252 shares of Preferred Stock owned of record by PG-IV LLC, PG-IV LLC's 7,252 shares of Preferred Stock would represent approximately 0.2% of the outstanding shares of Class A Common Stock.

                  (13) Assuming conversion of all 7,252 shares of Preferred Stock owned of record by PG-IV LLC, PG-IV C.V., in its capacity as sole member of PG-IV LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 126,121 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 1.3% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 7,252 shares of Preferred Stock owned of record by PG-IV LLC, PG-IV L.P.'s beneficial ownership of 7,252 shares of Preferred Stock would represent approximately 0.2% of the outstanding shares of Class A Common Stock.

                  (14) Assuming conversion of all 7,252 shares of Preferred Stock owned of record by PG-IV LLC, HM Equity C.V., in its capacity as sole general partner of PG-IV C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 126,121 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 1.3% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 7,252 shares of Preferred Stock owned of record by PG-IV LLC, HM Equity C.V.'s beneficial ownership of 7,252 shares of Preferred Stock would represent approximately 0.2% of the outstanding shares of Class A Common Stock.

                  (15) Assuming conversion of all 7,252 shares of Preferred Stock owned of record by PG-IV LLC, GP Cayman L.P., in its capacity as sole general partner of HM Equity C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 126,121 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 1.3% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 7,252 shares of Preferred Stock owned of record by PG-IV LLC, GP Cayman L.P.'s beneficial ownership of 7,252 shares of Preferred Stock would represent approximately 0.2% of the outstanding shares of Class A Common Stock.

                  (16) Assuming conversion of all 7,252 shares of Preferred Stock owned of record by PG-IV LLC, Fund IV Cayman LLC, in its capacity as the sole general partner of GP Cayman L.P. may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 126,121 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 1.3% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 7,252 shares of Preferred Stock owned of record by PG-IV LLC, Fund IV Cayman LLC's beneficial ownership of 7,252 shares of Preferred Stock would represent approximately 0.2% of the outstanding shares of Class A Common Stock.

                  (17) Bridge LLC is the record and beneficial owner of 50,000 shares of Preferred Stock. Assuming conversion of all such shares, Bridge LLC is the beneficial owner of 869,565 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 8.2% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 50,000 shares of Preferred Stock owned of record by Bridge LLC, Bridge LLC's 50,000 shares of Preferred Stock would represent approximately 1.6% of the outstanding shares of Class A Common Stock.

                  (18) Assuming conversion of all 50,000 shares of Preferred Stock owned of record by Bridge LLC, Bridge Partners L.P., in its capacity as sole member of Bridge LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 869,565 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 8.2% of the outstanding shares of Class A Common Stock.

Assuming conversion of all of the Class B Common Stock outstanding and all 50,000 shares of Preferred Stock owned of record by Bridge LLC, Bridge Partners L.P.'s beneficial ownership of 50,000 shares of Preferred Stock would represent approximately 1.6% of the outstanding shares of Class A Common Stock.

                  (19) Assuming conversion of all 50,000 shares of Preferred Stock owned of record by Bridge LLC, Bridge Partners LLC, in its capacity as general partner of Bridge Partners L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 869,565 shares of Class A Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 8.2% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 50,000 shares of Preferred Stock owned of record by Bridge LLC, Bridge Partners LLC's beneficial ownership of 50,000 shares of Preferred Stock would represent approximately 1.6% of the outstanding shares of Class A Common Stock.

                  (20) Assuming conversion of all 200,000 shares of Preferred Stock owned of record by Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC, PG-IV LLC and Bridge LLC, Mr. Thomas O. Hicks, in his capacity as sole member of Fund IV LLC, Fund IV Cayman LLC and Bridge Partners LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 3,478,258 shares of Class A Common Stock, which based on calculations made in accordance with Rule 13d-3 of the Exchange Act and there being 9,685,232 shares of Class A Common Stock outstanding, represents approximately 26.4% of the outstanding shares of Class A Common Stock. Assuming conversion of all of the Class B Common Stock outstanding and all 200,000 shares of Preferred Stock owned of record by Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC, PG-IV LLC and Bridge LLC, Mr. Hicks' beneficial ownership of 200,000 shares of Preferred Stock would represent approximately 6.0% of the outstanding shares of Class A Common Stock.

         The Reporting Persons expressly disclaim (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such Reporting Person.


         (b) The information set forth in Items 7 through 11 of the cover pages hereto is incorporated herein by reference.

         (c) Except as set forth herein, none of the persons named in response to paragraph (a) has effected any transactions in shares of Class A Common Stock during the past 60 days.

         (d) The right to receive dividends on, and proceeds from the sale of, the shares of Class A Common Stock which may be beneficially owned by the persons described in (a) and (b) above is governed by the limited liability company agreements and limited partnership agreements of each such entity, and such dividends or proceeds may be distributed with respect to numerous member interests and general and limited partnership interests.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The matters set forth in Item 2 are incorporated in this Item 6 by reference as if fully set forth herein.

         Stock Purchase Agreement

         Pursuant to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of November 4, 1999 between the Issuer, HMTF-IV Acquisition Corp. ("HMTF-IV") and each of the other Purchasers (as defined in the Stock Purchase Agreement) named on Schedule I thereto, the Issuer agreed to sell to HMTF-IV, and HMTF- IV agreed to purchase from the Issuer, 200,000 shares of Preferred Stock for a purchase price of $200,000,000.

         Prior to the issuance of the shares of Preferred Stock at the Closing (as defined below), pursuant to an Assignment of Rights Under Stock Purchase Agreement dated November 9, 1999 (the "Initial Assignment Agreement"), HMTF-IV assigned all of its rights, titles, interests and obligations in, to and under the Stock Purchase Agreement to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC (the "Assignees"). Following the execution and delivery of the Initial Assignment Agreement, pursuant to an Assignment of Rights Under Stock Purchase Agreement dated November 16, 1999 (the "Second Assignment Agreement"), each Assignee assigned 25% of its rights, titles, interests and obligations in, to and under the Stock Purchase Agreement to Bridge LLC.

         On December 3, 1999, at the closing held pursuant to the Stock Purchase Agreement (the "Closing"), the Issuer sold to each of the persons listed below (the "HMTF Holders") the number of shares of Preferred Stock set forth opposite each person's name below in exchange for the purchase price set forth opposite such person's name below.


                                 NUMBER OF
        NAME OF ENTITY           SHARES PURCHASED       PURCHASE PRICE
        --------------           ----------------       --------------
Qualified LLC                    136,207                $136,207,000
Private LLC                          965                    $965,000
4-EQ LLC                           2,226                  $2,226,000
4-SBS LLC                          3,350                  $3,350,000
PG-IV LLC                          7,252                  $7,252,000
Bridge LLC                        50,000                 $50,000,000


         The foregoing description of the Stock Purchase Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed herewith as Exhibit
10.1 and is incorporated herein by reference.

         Registration Rights

         At Closing, the Issuer and the holders of Preferred Stock entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which the Issuer has agreed to effect three "demand" registrations at the request of the holders of a majority of the Registrable Securities held by the HMTF Holders and any direct or indirect transferee of any Registrable Securities held by the HMTF Holders, provided that each such demand registration must be in respect of Registrable Securities (as defined below) with a fair market value of at least $50,000,000 and provided that certain other restrictions are met. In addition, the Purchasers have certain piggyback registration rights in connection with registrations of the Issuer's securities under the Securities Act of 1933 (the "Securities Act").

         "Registrable Securities" means (a) the Preferred Stock purchased pursuant to the Stock Purchase Agreement, plus any additional shares of Preferred Stock issued in respect thereof in connection with any stock split, stock dividend or similar event with respect to the Preferred Stock, (b) the Class A Common Stock issued upon conversion of such Preferred Stock, plus any additional shares of Class A Common Stock issued in respect thereof in connection with any stock split, stock dividend or similar event with respect to the Class A Common

Stock and (c) any securities that the Issuer or any successor entity into which such Class A Common Stock or such Preferred Stock may be converted or changed.

         The foregoing description of the Registration Rights Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

         Certificate of Designation

         As contemplated by the Stock Purchase Agreement, the Board of Directors of the Issuer approved and adopted the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 7-3/4% Cumulative Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation") to create the series of Preferred Stock. Under the Certificate of Designation, the shares of Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all shares of Class A Common Stock and to each other class of capital stock or preferred stock of the Issuer, the terms of which do not expressly provide that it ranks senior to or on a parity with the shares of the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Issuer; (ii) on a parity with additional shares of Preferred Stock issued by the Issuer and each other class of capital stock or series of preferred stock of the Issuer issued by Issuer, the terms of which expressly provide that such class or series will rank on a parity with the shares of the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution, if the Issuer, in issuing the shares, complies with applicable provisions in the Certificate of Designation; and (iii) junior to each class of capital stock or series of preferred stock of the Issuer issued by the Issuer, the terms of which expressly provide that such class or series will rank senior to the shares of Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution, if the Issuer, in issuing the shares, complies with applicable provisions in the Certificate of Designation.

         The holders of the shares of Preferred Stock will be entitled to receive with respect to each share of Preferred Stock, out of funds legally available for the payment of dividends, dividends at a rate per annum of 7-3/4% of the then-effective Liquidation Preference (as defined below). Such dividends shall be cumulative from the date of issuance of the Preferred Stock and shall be payable quarterly in arrears. The Issuer shall make any dividend payments with respect to any period (i) prior to November 30, 2004, by delivery of shares of Preferred Stock, and (ii) after November 30, 2004, (a) in cash, (b) by delivery of shares of Preferred Stock or (c) through any combination of the foregoing.

         The holders of shares of Preferred Stock will have the right, generally, at any time, to convert any or all their shares of Preferred Stock into a number of fully paid and nonassessable shares of Class A Common Stock equal to the then effective Liquidation Preference thereof plus accrued and unpaid dividends to the date of conversion divided by the Conversion Price in effect at the time of conversion.

         The shares of Preferred Stock may be redeemed at any time commencing on or after November 30, 2004 (or earlier, if, under the Certificate of Designation, certain conditions relating to a Change of Control (as defined in the Certificate of Designation) shall have occurred), in whole or from time to time in part, at the election of the Issuer, at a redemption price payable in cash equal to 100% (or, under certain conditions described below relating to a Change of Control, 101%) of the then effective Liquidation Preference plus accrued and unpaid dividends from the last dividend payment date to the date fixed for redemption. Shares of Preferred Stock (if not earlier redeemed or converted) shall be mandatorily redeemed by the Issuer on November 30, 2014, at a redemption price per share in cash equal to the then effective Liquidation Preference, plus accrued and unpaid dividends thereon from the last dividend payment date to the date of mandatory redemption.

         Upon occurrence of a "Change of Control" (as defined in the Certificate of Designation), the holders of Preferred Stock shall have the right to either
(a) continue to hold their shares of Preferred Stock or securities issued in respect of Preferred Stock in connection with such Change of Control and in compliance with the terms of the

Certificate of Designation, (b) convert their shares of Preferred Stock (including shares received as a Special Payment (defined below)) and, if the Change of Control occurs prior to November 30, 2004, receive the Special Payment on such shares (the "Conversion Option") or (c) elect to have their shares of Preferred Stock remarketed as described below (the "Remarketing Option").

         If the Conversion Option is selected with respect to a share of Preferred Stock, the holder of such share of Preferred Stock shall be deemed to have elected to convert such share in accordance with provisions of the Certificate of Designation and, if the Change of Control occurs prior to November 30, 2004, the Issuer shall issue, and the holder shall be entitled to receive, in respect of such share selected for the Conversion Option, a number of shares of Preferred Stock determined pursuant to a formula set forth in the Certificate of Designation (the "Special Payment"). Any shares of Preferred Stock received as a Special Payment may then be converted by the holder thereof as provided in the Certificate of Designation.

         If the Remarketing Option is selected with respect to a share of Preferred Stock, such holder shall be deemed to have elected to waive such holder's right to receive the Special Payment with respect to such Change of Control and the Issuer shall thereafter have the option to either (a) have such share redeemed in accordance with the provisions for optional redemption contained in the Certificate of Designation, except that the redemption price shall be 101% of the Liquidation Preference of such share plus accrued and unpaid dividends from the last dividend payment date to the redemption date, or
(b) remarket such share for the account of such holder and, if the net proceeds to such holder of such remarketing are less than 101% of the Liquidation Preference of such share plus accrued and unpaid dividends thereon from the last dividend payment date to the date payment is received by such holder in respect of such share, the Issuer shall issue to and sell for the account of such holder a sufficient number of shares of Class A Common Stock to make up such shortfall. If the Issuer does not, within 180 days after the date of the Issuer's giving written notice of its election of (a) or (b) above, settle the claim with the holder pursuant to (a) or (b) above, then the holder shall have the option, for a period of 10 business days, of electing the Conversion Option.

         The holders of the shares of Preferred Stock will be entitled to vote on all matters that the holders of the Issuer's Class A Common Stock are entitled to vote upon. In exercising these voting rights, each share of Preferred Stock shall be entitled to vote on an as-converted basis with the holders of the Issuer's Class A Common Stock. The approval of the holders of at least a majority of the then-outstanding shares of Preferred Stock, voting as one class, will be required for the Issuer to take certain actions. In addition, for so long as members of the HMTF Group own (a) at least 100 shares of Preferred Stock and (b) any combination of the shares of Preferred Stock issued to the HMTF Holders as of the Closing date and shares of Class A Common Stock issued upon conversion of such Preferred Stock, which, taken together, would represent (if all such shares of Preferred Stock were converted) an amount of Class A Common Stock issuable upon conversion of 50% or more of such Preferred Stock, the holders of the HMTF Shares, voting as a class, may elect one director to serve on the board of directors of the Issuer. Pursuant to this right, the HMTF Holders have elected Thomas O. Hicks for election to the board of directors of the Issuer. The Stock Purchase Agreement contains a parallel provision for the election of a director, but subject only to the minimum ownership level set forth in clause (b) of the second preceding sentence, that is inoperative for so long as the above described provision is in effect.


         "Liquidation Preference" means an amount equal to $1,000 per share of Preferred Stock, subject to change in accordance with the provisions of the Certificate of Designation.

         The foregoing description is not, and does not purport to be, complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 10.3 and is incorporated by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 10.1: Stock Purchase Agreement, dated as of November 4, 1999, between the Issuer, HMTF-IV and each of the other Purchasers (as defined in the Stock Purchase Agreement) named on Schedule I thereto, relating to the purchase and sale of 7-3/4% Series A Convertible Preferred Stock of Teligent, Inc.

Exhibit 10.2:     Registration Rights Agreement, dated as of November 4,
                  1999, between the Issuer and each of the Initial Holders (as defined in the Registration Rights Agreement).

Exhibit 10.3: Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 7-3/4% Cumulative Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof.

Exhibit 10.4: Credit Agreement, dated November 24, 1999, by and among HMTF Bridge Partners, L.P., as Borrower, the Lenders named therein and a bank (as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended), as Administrative Agent.

Exhibit 99.1:     Joint Filing Agreement among the parties regarding filing of
                  Schedule 13D.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                              *
                                     -----------------------------------------
                                     Name:     Thomas O. Hicks

                                     * By: /s/ David W. Knickel
                                           -----------------------------------
                                       Name:   David W. Knickel
                                               Attorney-in-Fact

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                      HM4 TELIGENT QUALIFIED FUND, LLC


                                       By:  /s/ David W. Knickel
                                            -----------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                   HMTF EQUITY FUND IV (1999), L.P.


                                    By:  HM4/GP (1999) Partners, L.P., its
                                         General Partner

                                    By:  Hicks, Muse GP (1999) Partners IV,
                                         L.P., its General
                                         Partner

                                    By:  Hicks, Muse (1999) Fund IV, LLC, its
                                         General Partner


                                    By:    /s/ David W. Knickel
                                           -------------------------------------
                                    Name:  David W. Knickel
                                    Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                       HM4 TELIGENT PRIVATE FUND, LLC


                                        By:    /s/ David W. Knickel
                                               --------------------------------
                                        Name:  David W. Knickel
                                        Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HMTF PRIVATE EQUITY FUND IV (1999), L.P.

                                     By:     HM4/GP (1999) Partners, L.P., its
                                             General Partner

                                     By:     Hicks, Muse GP (1999) Partners IV,
                                             L.P., its General Partner

                                     By:     Hicks, Muse (1999) Fund IV, LLC,
                                             its General Partner


                                     By: /s/ David W. Knickel
                                         ---------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HM4/GP (1999) PARTNERS, L.P.

                                     By:   Hicks, Muse GP (1999) Partners IV,
                                           L.P., its General Partner

                                     By:   Hicks, Muse (1999) Fund IV, LLC, its
                                           General Partner


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                          HM 4-EQ TELIGENT COINVESTORS, LLC

                                           By: /s/ David W. Knickel
                                               --------------------------------
                                           Name:   David W. Knickel
                                           Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HM 4-EQ (1999) COINVESTORS, L.P.

                                     By:      Hicks, Muse GP (1999) Partners IV,
                                              L.P., its General Partner

                                     By:      Hicks, Muse (1999) Fund IV, LLC,
                                              its General Partner


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HM 4-SBS TELIGENT COINVESTORS, LLC

                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HM 4-SBS (1999) COINVESTORS, L.P.

                                     By:      Hicks, Muse GP (1999) Partners IV,
                                              L.P., its General Partner

                                     By:      Hicks, Muse (1999) Fund IV, LLC,
                                              its General Partner


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HICKS, MUSE GP (1999) PARTNERS IV, L.P.

                                     By:      Hicks, Muse (1999) Fund IV, LLC,
                                              its General Partner


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HICKS, MUSE (1999) FUND IV, LLC


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HM PG-IV TELIGENT, LLC


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HICKS, MUSE PG-IV (1999), C.V.

                                     By:      HM Equity Fund IV/GP Partners
                                              (1999), C.V., its General Partner

                                     By:      HM GP Partners IV Cayman, L.P.,
                                              its General Partner

                                     By:      HM Fund IV Cayman LLC, its General
                                              Partner


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HM EQUITY FUND IV/GP PARTNERS (1999), C.V.

                                     By:      HM GP Partners IV Cayman, L.P.,
                                              its General Partner

                                     By:      HM Fund IV Cayman LLC, its General
                                              Partner


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HM GP PARTNERS IV CAYMAN, L.P.

                                     By:      HM Fund IV Cayman LLC, its General
                                              Partner


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HM FUND IV CAYMAN LLC


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HMTF BRIDGE TELIGENT, LLC


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HMTF BRIDGE PARTNERS, L.P.

                                     By:      HMTF Bridge Partners, LLC, its
                                              General Partner


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


December 10, 1999                    HMTF BRIDGE PARTNERS, LLC


                                     By: /s/ David W. Knickel
                                         ------------------------------------
                                     Name:   David W. Knickel
                                     Title:  Vice President

                                  EXHIBIT INDEX

Exhibit 10.1: Stock Purchase Agreement, dated as of November 4, 1999, between the Issuer, HMTF-IV and each of the other Purchasers (as defined in the Stock Purchase Agreement) named on Schedule I thereto, relating to the purchase and sale of 7-3/4% Series A Convertible Preferred Stock of Teligent, Inc.*

Exhibit 10.2: Registration Rights Agreement, dated as of November 4, 1999, between the Issuer and each of the Initial Holders (as defined in the Registration Rights Agreement).*

Exhibit 10.3: Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 7-3/4% Cumulative Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof.*

Exhibit 10.4: Credit Agreement, dated November 24, 1999, by and among HMTF Bridge Partners, L.P., as Borrower, the Lenders named therein and a bank (as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended), as Administrative Agent.*

Exhibit 99.1:     Joint Filing Agreement among the parties regarding filing of
                  Schedule 13D.*



----------
     * Filed herewith


                                       E-1